SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 24, 2003

(Date of earliest event reported)
UMBRELLA BANCORP, INC

(Exact name of registrant as specified in its charter)

Maryland	0-19829	36-3620612

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5818 South Archer Road, Summit, Illinois	60501

(Address of principal executive offices)		(Zip Code)

(708) 458-2002

(Registrant’s telephone number, including area code)
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 5.      OTHER EVENTS

     Consistent with Umbrella Bancorp, Inc.’s (the “Company") previously announced plan, as disclosed in its Form 10-Q for the quarter ended September 30, 2002, the Company, through its wholly owned subsidiary UmbrellaBank, fsb (the "Bank"), has recently taken several steps to decrease its total assets through the sale of loans and has entered into agreements with respect to the sale of its two retail branch offices. The Bank’s business plan, which was filed with its primary federal regulator for review and nonobjection, is designed to, among other things, achieve increased capital levels for the Bank and the Company (on a consolidated basis).

     Between October and December 2002, the Bank entered into a series of 11 transactions with six separate parties to sell an aggregate of $54.3 million of its loans, $45.8 million of which were residential loans and $8.5 million of which were commercial loans. A portion of the proceeds of the loan sales will be used to fund the sale of deposits of its branch offices, as discussed below.

     In January 2003, the Bank entered into two agreements, which are subject to various regulatory approvals, with separate parties to sell its retail branch offices located in Chicago and Dolton, Illinois. The aggregate deposits of the two branch offices were approximately $28.2 million as of December 31, 2002. In connection with the sale of such branch offices, the Bank has filed an application with the Office of Thrift Supervision for the redesignation of the Bank's home and branch office in the River North area of Chicago, Illinois.

     The Company issued a press release on February 3, 2003 with respect to these transactions, which is attached hereto as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	The following exhibits are included with this Report:

Exhibit 99.1 Press Release dated February 3, 2003

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UMBRELLA BANCORP, INC.

By: /s/ John G. Yedinak
John G. Yedinak
Chief Executive Officer

Date: February 3, 2003